Exhibit 99.2

CSX Corp. Announces Second Quarter 2020 Financial Results

JACKSONVILLE, Fla. – July 22, 2020 – CSX Corp. (NASDAQ: CSX) today announced second quarter 2020 net earnings of $499 million, or $0.65 per share, versus $870 million, or $1.08 per share in the same period last year.

“I want to extend my gratitude to all of the CSX employees who kept the railroad running well during the most disruptive operating period I have seen in my career,” said James M. Foote, president and chief executive officer. “Their tireless efforts reflect our commitment to being the best run railroad in North America and ensure CSX will emerge from this unprecedented period an even stronger company than before.”

Revenue for the second quarter decreased 26 percent over the prior year to $2.26 billion, primarily due to the lower economic activity driven by the COVID-19 pandemic. Expenses decreased 19 percent year over year to $1.43 billion, driven by volume-related reductions and continued efficiency gains. Operating income declined 37 percent for the quarter to $828 million compared to $1.31 billion in the same period last year.

CSX executives will conduct a conference call with the investment community this afternoon, July 22, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-833-968-2260. For callers outside the U.S., dial 1-778-560-2704. Participants should dial in 10 minutes prior to the call and enter in 5393137 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Bill Slater
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 359-1334
Non-GAAP Measures...........................p. 11	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Six Months Ended
	Jun. 30, 2020	Jun. 30, 2019	$ Change	% Change	Jun. 30, 2020	Jun. 30, 2019	$ Change	% Change

Revenue	$2,255	$3,061	$(806)	(26)%	$5,110	$6,074	$(964)	(16)%
Expense
Labor and Fringe	507	648	141	22	1,113	1,320	207	16
Materials, Supplies and Other	407	445	38	9	861	916	55	6
Depreciation	344	337	(7)	(2)	688	667	(21)	(3)
Fuel	91	234	143	61	283	467	184	39
Equipment and Other Rents	78	92	14	15	159	180	21	12
Total Expense	1,427	1,756	329	19	3,104	3,550	446	13

Operating Income	828	1,305	(477)	(37)	2,006	2,524	(518)	(21)

Interest Expense	(191)	(184)	(7)	(4)	(378)	(362)	(16)	(4)
Other Income - Net	15	25	(10)	(40)	37	48	(11)	(23)
Earnings Before Income Taxes	652	1,146	(494)	(43)	1,665	2,210	(545)	(25)

Income Tax Expense	(153)	(276)	123	45	(396)	(506)	110	22
Net Earnings	$499	$870	$(371)	(43)%	$1,269	$1,704	$(435)	(26)%

Operating Ratio	63.3%	57.4%			60.7%	58.4%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.65	$1.08	$(0.43)	(40)%	$1.65	$2.10	$(0.45)	(21)%

Average Shares Outstanding, Assuming Dilution (Millions)	767	807			770	812

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Jun. 30, 2020	Dec. 31, 2019
ASSETS

Cash and Cash Equivalents	$2,391	$958
Short-Term Investments	203	996
Other Current Assets	1,197	1,324
Properties - Net	32,261	32,168
Investment in Affiliates and Other Companies	1,921	1,879
Other Long-Term Assets	931	932
Total Assets	$38,904	$38,257

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$378	$245
Other Current Liabilities	1,969	1,906
Long-Term Debt	16,128	15,993
Deferred Income Taxes - Net	7,028	6,961
Other Long-Term Liabilities	1,238	1,289
Total Liabilities	26,741	26,394

Total Shareholders' Equity	12,163	11,863
Total Liabilities and Shareholders' Equity	$38,904	$38,257

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Six Months Ended
	Jun. 30, 2020	Jun. 30, 2019
OPERATING ACTIVITIES
Net Earnings	$1,269	$1,704
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	688	667
Deferred Income Tax Expense	61	97
Gain on Property Dispositions	(29)	(64)
Other Operating Activities - Net (a)	195	(137)
Net Cash Provided by Operating Activities	2,184	2,267

INVESTING ACTIVITIES
Property Additions	(801)	(769)
Proceeds from Property Dispositions	45	146
Purchases of Short-Term Investments	(426)	(1,427)
Proceeds from Sales of Short-Term Investments	1,221	810
Other Investing Activities	(42)	(16)
Net Cash Used in Investing Activities	(3)	(1,256)

FINANCING ACTIVITIES
Long-term Debt Issued	500	1,000
Long-term Debt Repaid	(227)	—
Dividends Paid	(400)	(388)
Shares Repurchased (b)	(616)	(1,656)
Other Financing Activities	(5)	28
Net Cash Used in Financing Activities	(748)	(1,016)

Net Increase (Decrease) in Cash and Cash Equivalents	1,433	(5)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	958	858
Cash and Cash Equivalents at End of Period	$2,391	$853

Certain prior year data has been reclassified to conform to the current presentation.

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Other Operating Activities - Net: Increased $332 million primarily driven by favorable changes in working capital including the impacts of tax payment deferrals available under the CARES Act.

b)Shares Repurchased: During second quarters and six months ended 2020 and 2019, the Company engaged in the following repurchase activities:

	Quarters Ended		Six Months Ended
	Jun. 30, 2020	Jun. 30, 2019	Jun. 30, 2020	Jun. 30, 2019
Shares Repurchased (Millions)	1	11	10	23
Cost of Shares (Dollars in millions)	$39	$860	$616	$1,656
Average Cost per Share Repurchased	$67.28	$76.33	$64.91	$72.63

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended June 30, 2020 and June 30, 2019

	Volume			Revenue			Revenue Per Unit
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change
Chemicals(a)	152	173	(12)%	$531	592	(10)%	$3,493	$3,422	2%
Agricultural and Food Products	102	118	(14)	311	358	(13)	3,049	3,034	—
Minerals(a)	83	90	(8)	134	147	(9)	1,614	1,633	(1)
Forest Products(a)	64	71	(10)	194	218	(11)	3,031	3,070	(1)
Fertilizers	60	61	(2)	103	112	(8)	1,717	1,836	(6)
Metals and Equipment(a)	48	63	(24)	142	188	(24)	2,958	2,984	(1)
Automotive	35	121	(71)	93	329	(72)	2,657	2,719	(2)
Total Merchandise	544	697	(22)	1,508	1,944	(22)	2,772	2,789	(1)
Coal	127	226	(44)	287	557	(48)	2,260	2,465	(8)
Intermodal	586	658	(11)	359	436	(18)	613	663	(8)
Other	—	—	—	101	124	(19)	—	—	—
Total	1,257	1,581	(20)%	$2,255	$3,061	(26)%	$1,794	$1,936	(7)%

Six Months Ended June 30, 2020 and June 30, 2019

	Volume			Revenue			Revenue Per Unit
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change
Chemicals(a)	330	340	(3)%	$1,157	1,180	(2)%	$3,506	$3,471	1%
Agricultural and Food Products	223	232	(4)	676	702	(4)	3,031	3,026	—
Minerals(a)	157	160	(2)	261	272	(4)	1,662	1,700	(2)
Forest Products(a)	135	141	(4)	411	430	(4)	3,044	3,050	—
Fertilizers	118	123	(4)	215	222	(3)	1,822	1,805	1
Metals and Equipment(a)	115	127	(9)	341	377	(10)	2,965	2,969	—
Automotive	139	236	(41)	374	640	(42)	2,691	2,712	(1)
Total Merchandise	1,217	1,359	(10)	3,435	3,823	(10)	2,823	2,813	—
Coal	308	438	(30)	692	1,095	(37)	2,247	2,500	(10)
Intermodal	1,246	1,315	(5)	781	864	(10)	627	657	(5)
Other	—	—	—	202	292	(31)	—	—	—
Total	2,771	3,112	(11)%	$5,110	$6,074	(16)%	$1,844	$1,952	(6)%
(a) In Q1 2020, changes were made in the categorization of certain lines of business, impacting Chemicals, Forest Products, Metals and Equipment, and Minerals. The impacts were not material and prior periods have been reclassified to conform to the current presentation.

CSX Corporation
VOLUME AND REVENUE
The effects of the coronavirus ("COVID-19") pandemic significantly impacted overall volume in the second quarter 2020. Total revenue decreased 26% in second quarter 2020 when compared to second quarter 2019 due to volume declines, unfavorable mix, decreases in fuel recovery, declines in coal pricing and lower other revenue. These decreases were partially offset by pricing gains in merchandise and intermodal.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended		Six Months Ended
(Dollars in millions)	Jun. 30, 2020	Jun. 30, 2019	Jun. 30, 2020	Jun. 30, 2019
Fuel Surcharge Revenue	$78	$155	$223	$310
Fuel Lag Benefit	$19	$(6)	$35	$7

Merchandise Volume
Chemicals - Decreased due to lower shipments of industrial chemicals, energy and waste.
Agricultural and Food Products - Declined due to lower shipments of food and consumer products, grain and feed, and ethanol.
Minerals - Decreased due to lower shipments of cement, lime and limestone, and other minerals.
Forest Products - Declined due to lower shipments of building products and printing paper, partially offset by higher shipments of pulpboard.
Fertilizers - Decreased due to lower long-haul fertilizer shipments, which was partially offset by higher short-haul phosphate shipments.
Metals and Equipment - Declined due to reduced metals shipments driven by lower automotive and industrial production.
Automotive - Declined due to lower North American vehicle production primarily associated with plant closures resulting from COVID-19.
Coal Volume
Domestic coal declined due to lower shipments of utility coal as a result of continued competition from natural gas and reduced electrical demand, as well as lower steel and industrial shipments due to lower industrial production. Export coal declined due to reduced international shipments of thermal and metallurgical coal as a result of lower global benchmark prices.

	Quarters Ended			Six Months Ended
(Millions of tons)	Jun. 30, 2020	Jun. 30, 2019	Change	Jun. 30, 2020	Jun. 30, 2019	Change
Coal Tonnage
Domestic	8.2	14.8	(45)%	19.3	28.0	(31)%
Export	6.0	10.6	(43)	15.1	21.1	(28)
Total Coal	14.2	25.4	(44)%	34.4	49.1	(30)%
Intermodal Volume
Declines in both domestic and international shipments were primarily driven by the global economic impacts from COVID-19.
Other Revenue
Other revenue decreased $23 million versus prior year primarily due to lower affiliate revenue as well as declines in demurrage and intermodal storage.

CSX Corporation
EXPENSE
Expenses of $1.4 billion decreased $329 million, or 19%, in second quarter 2020 when compared to second quarter 2019 primarily driven by volume and efficiency savings as well as lower fuel costs.
Labor and Fringe expense decreased $141 million due to the following:
•Volume and efficiency savings of $109 million primarily resulted from reduced crew starts and lower headcount.
•Total incentive compensation decreased $39 million primarily due to lower expected payouts on existing plans.
•Other costs increased $7 million primarily due to $10 million of severance expense in the quarter, partially offset by other non-significant items.
Materials, Supplies and Other expense decreased $38 million due to the following:
•Volume and efficiency savings of $84 million primarily resulted from lower recurring operating support costs, lower terminal costs and reduced equipment maintenance expenses.
•Gains from real estate and line sales were $11 million in 2020 compared to $37 million in 2019.
•All other costs increased $20 million primarily driven by $9 million for COVID-19 supplies and other non-significant items including asset impairments and inflation.
Depreciation expense increased $7 million primarily due to the results of a 2019 equipment depreciation study.
Fuel expense decreased $143 million due to a 50% price decrease, lower volumes and record fuel efficiency.
Equipment and Other Rents expense decreased $14 million primarily driven by reduced freight car rents on significantly lower volume levels.

Employee Counts (Estimated)

	Quarters Ended			Six Months Ended
	Jun. 30, 2020	Jun. 30, 2019	Change	Jun. 30, 2020	Jun. 30, 2019	Change
Average(a)	19,339	21,806	(2,467)	19,983	22,000	(2,017)
Ending	18,856	21,541	(2,685)	18,856	21,541	(2,685)
(a) Average employee counts for second quarter and six months ended 2020 include 307 and 153 employees, respectively, who were on temporary emergency reserve boards. Employees on these boards received 7 days of guarantee pay in each 28-day cycle and were eligible, if qualified, for Railroad Retirement Board unemployment benefits for the other 21 days during which they were considered furloughed. There were no employees on temporary emergency reserve boards as of June 30, 2020.

Fuel Expense

	Quarters Ended		Six Months Ended
(Dollars and gallons in millions, except price per gallon)	Jun. 30, 2020	Jun. 30, 2019	Jun. 30, 2020	Jun. 30, 2019
Estimated Locomotive Fuel Consumption (Gallons)	74.3	98.7	170.6	203.4
Price per Gallon (Dollars)	$1.10	$2.19	$1.49	$2.11
Total Locomotive Fuel Expense	$82	$216	$255	$430
Non-locomotive Fuel Expense	9	18	28	37
Total Fuel Expense	$91	$234	$283	$467

CSX Corporation
OPERATING STATISTICS (Estimated)
Train velocity increased by 6% year over year while car dwell increased 2%. The Company remains focused on executing the operating plan to deliver service gains, improved transit times and increased asset utilization while continuing to control costs.

From a safety perspective, CSX had an all-time low number of FRA-reportable train accidents in the second quarter of 2020. This improvement was outpaced by a significant reduction in train miles, which caused the FRA train accident rate to degrade 9% year over year to 2.33. The FRA personal injury frequency index of 1.16 in the second quarter degraded 40% versus the prior year as an increase in FRA-reportable personal injuries was compounded by lower man-hours in the quarter. The Company is committed to continuous safety improvement and remains focused on reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Six Months Ended
	Jun. 30, 2020	Jun. 30, 2019	Improvement / (Deterioration)	Jun. 30, 2020	Jun. 30, 2019	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	21.2	20.0	6%	21.2	20.2	5%
Dwell (Hours) (a)	8.9	8.7	(2)%	8.6	8.6	—%
Cars Online (a)	98,606	120,919	18%	104,703	119,959	13%

Revenue Ton-Miles (Billions)
Merchandise	27.8	33.0	(16)%	60.9	64.6	(6)%
Coal	6.0	10.9	(45)%	14.6	21.4	(32)%
Intermodal	6.1	6.8	(10)%	12.9	13.3	(3)%
Total Revenue Ton-Miles	39.9	50.7	(21)%	88.4	99.3	(11)%

Total Gross Ton-Miles (Billions)	77.0	99.9	(23)%	172.3	196.6	(12)%
On-Time Originations	88%	88%	—%	90%	85%	6%
On-Time Arrivals (b)	84%	73%	15%	84%	77%	9%

Safety
FRA Personal Injury Frequency Index	1.16	0.83	(40)%	0.86	0.81	(6)%
FRA Train Accident Rate	2.33	2.13	(9)%	2.19	2.47	11%

Certain operating statistics are estimated and can continue to be updated as actuals settle.

(a) The methodology for calculating train velocity, dwell and cars online differs from that prescribed by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.
(b) Beginning in the third quarter 2019, the calculation of on-time arrivals has changed to consider a train "on time" if it is delivered within two hours of scheduled arrival. Prior year periods have been restated to conform to this change.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Six Months Ended
(Dollars in millions)	Jun. 30, 2020	Jun. 30, 2019
Net Cash Provided by Operating Activities	$2,184	$2,267
Property Additions	(801)	(769)
Other Investing Activities	3	130
Free Cash Flow (before payment of dividends)	$1,386	$1,628